Exhibit 99.1
Conn’s, Inc. Reports First Quarter Fiscal Year 2022 Financial Results

THE WOODLANDS, Texas, June 3, 2021 - Conn’s, Inc. (NASDAQ: CONN) (“Conn’s” or the “Company”), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the quarter ended April 30, 2021.
“Same store sales exceeded our expectations and increased 19.4% and total sales increased 26.5% as our team capitalized on robust consumer demand and the successful execution of our strategic growth initiatives. Strong first quarter sales were driven by a 70.0% increase in retail sales financed through cash, credit card, and third-party offerings, as our in-house credit underwriting strategy remained conservative during the quarter,” stated Norm Miller, Conn’s Chairman and Chief Executive Officer.
“We generated the highest quarterly net earnings in our 131 year history as a result of strong operating performance from both our retail and credit segments. We significantly grew retail sales, while simultaneously managing credit risk demonstrating the power of our unique and hybrid business model, which we believe supports a meaningful and long-term opportunity to expand our platform and attract more consumers.”
“Throughout fiscal year 2022, we are focused on building on the positive momentum underway and pursuing our strategic initiatives, which include increasing retail sales across our best-in-class financing options, executing on our digital transformation, and expanding our brick-and-mortar footprint. I am extremely encouraged by the direction we are headed, and proud of our team’s resiliency and dedication over the past year,” concluded Mr. Miller.
First Quarter Financial Highlights:
•Net earnings for the first quarter increased to a quarterly record of $1.52 per diluted share, compared to a loss of $1.95 per diluted share for the same period last fiscal year;
•Same store sales increased 19.4% for the first quarter of fiscal year 2022 as compared to the first quarter of fiscal year 2021 and increased 1.8% on a two-year basis as compared to the first quarter of fiscal year 2020, primarily due to higher cash and third-party credit sales and an increase in demand across most of the Company’s home-related product categories;
•E-commerce sales during the first quarter of fiscal year 2022 increased 95.7% as compared to the prior fiscal year period;
•Lease-to-own sales during the first quarter of fiscal year 2022 increased 82.0%, as compared to the prior fiscal year period;
•During the first quarter of fiscal year 2022, the Company added six new showrooms, including five within the state of Florida, bringing the total number of showrooms at April 30, 2021 to 152, compared to 139 at April 30, 2020; and
•At April 30, 2021, the carrying value of customer accounts receivable 60+ days past due declined 49.4% year-over-year to the lowest level in seven fiscal years, and the carrying value of re-aged accounts declined 45.1% year-over-year to the lowest level in four fiscal years.

First Quarter Results
Net income for the three months ended April 30, 2021 was $45.4 million, or $1.52 per diluted share, compared to net loss for the three months ended April 30, 2020 of $56.2 million, or $1.95 per diluted share. The increase in net income was primarily due to an increase in retail revenue and a decrease in the provision for bad debts. On a non-GAAP basis, adjusted net income for the three months ended April 30, 2021 was $46.3 million, or $1.55 per diluted share, which excludes a loss on extinguishment of debt. This compares to adjusted net loss for the three months ended April 30, 2020 of $54.6 million, or $(1.89) per diluted share, which excludes professional fees associated with non-recurring expenses related to fiscal year 2020.

Retail Segment First Quarter Results
Retail revenues were $291.5 million for the three months ended April 30, 2021 compared to $230.6 million for the three months ended April 30, 2020, an increase of $60.9 million or 26.4%. The increase in retail revenue was primarily driven by an increase in same store sales of 19.4% and by new store growth. The increase in same store sales reflects higher cash and third-party credit sales and increase in demand across most of the Company’s home-related product categories. The increase also reflects the impact of prior year reductions in store hours, state mandated stay-at-home orders and lower sales of discretionary categories as a result of the COVID-19 pandemic.
For the three months ended April 30, 2021 and 2020, retail segment operating income was $15.7 million and $5.2 million, respectively. The increase in retail segment operating income for the three months ended April 30, 2021 was primarily due to an increase in revenue.
The following table presents net sales and changes in net sales by category:

	Three Months Ended April 30,						Same Store
(dollars in thousands)	2021	% of Total	2020	% of Total	Change	% Change	% Change
Furniture and mattress	$94,491	32.4%	$68,893	29.9%	$25,598	37.2%	27.0%
Home appliance	113,261	38.9	81,285	35.3	31,976	39.3	32.3
Consumer electronics	38,038	13.1	35,776	15.5	2,262	6.3	3.6
Home office	14,521	5.0	17,366	7.5	(2,845)	(16.4)	(19.3)
Other	8,900	3.1	3,878	1.8	5,022	129.5	116.7
Product sales	269,211	92.5	207,198	90.0	62,013	29.9	22.9
Repair service agreement commissions (1)	19,131	6.6	20,101	8.7	(970)	(4.8)	(7.6)
Service revenues	2,954	0.9	3,031	1.3	(77)	(2.5)
Total net sales	$291,296	100.0%	$230,330	100.0%	$60,966	26.5%	19.4%
(1) The total change in sales of repair service agreement commissions includes retrospective commissions, which are not reflected in the change in same store sales.

Credit Segment First Quarter Results
Credit revenues were $72.2 million for the three months ended April 30, 2021 compared to $86.6 million for the three months ended April 30, 2020, a decrease of $14.4 million or 16.6%. The decrease in credit revenue was primarily due to a 24.8% decrease in the average outstanding balance of the customer accounts receivable portfolio. These decreases were partially offset by an increase in the yield rate, from 21.3% for the three months ended April 30, 2020 to 23.7% for the three months ended April 30, 2021.

Provision for bad debts decreased to $(17.2) million for the three months ended April 30, 2021 from $117.2 million for the three months ended April 30, 2020, a decrease of $134.4 million. The year-over-year decrease was primarily driven by a decrease in the allowance for bad debts during the three months ended April 30, 2021 compared to an increase during the three months ended April 30, 2020 and by a year-over-year decrease in net charge-offs of $13.9 million. The decrease in the allowance for bad debts during the three months ended April 30, 2021 was primarily driven by a decrease in the rate of delinquencies and re-ages, a decrease in the customer account receivable portfolio and an improvement in the forecasted unemployment rate that drove a $20.0 million decrease in the economic adjustment. During the three months ended April 31, 2020, the increase in the allowance for bad debts was primarily due to a $65.5 million increase in the economic adjustment driven by an increase in forecasted unemployment rates stemming from the COVID-19 pandemic.
Credit segment operating income was $54.2 million for the three months ended April 30, 2021, compared to a loss of $67.5 million for the three months ended April 30, 2020.  The increase was primarily due to the decrease in the provision for bad debts partially offset by the decrease in credit revenue.
Additional information on the credit portfolio and its performance may be found in the Customer Accounts Receivable Portfolio Statistics table included within this press release and in the Company’s Form 10-Q for the quarter ended April 30, 2021, to be filed with the Securities and Exchange Commission on June 3, 2021 (the “First Quarter Form 10-Q”).

Showroom and Facilities Update
The Company opened six new Conn’s HomePlus® showrooms during the first quarter of fiscal year 2022 and has opened one new Conn’s HomePlus® showroom during the second quarter of fiscal year 2022, bringing the total showroom count to 153 in 15 states. During fiscal year 2022, the Company plans to open a total of eleven to thirteen new showrooms in existing states, including the seven already opened, to leverage current infrastructure.

Liquidity and Capital Resources
As of April 30, 2021, the Company had $290.4 million of immediately available borrowing capacity under its $650.0 million revolving credit facility. The Company also had $6.6 million of unrestricted cash available for use.
During the three months ended April 30, 2021, cash provided by operating activities of $130.8 million contributed to strengthening the Company's balance sheet and decreasing net debt as a percentage of the portfolio balance at April 30, 2021 to 39%, the lowest level in eight fiscal years.
On May 12, 2021, the Company completed the redemption of the 2019-A Asset Backed Notes at an aggregate redemption price of $41.1 million (which was equal to the entire outstanding principal balance plus accrued interest). We funded the redemption with cash on hand and borrowings under our revolving credit agreement.

Conference Call Information
The Company will host a conference call on June 3, 2021, at 10 a.m. CT / 11 a.m. ET, to discuss its three months ended April 30, 2021 financial results. Participants can join the call by dialing 877-451-6152 or 201-389-0879. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and first quarter fiscal year 2022 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through June 10, 2021 by dialing 844-512-2921 or 412-317-6671 and Conference ID: 13719634.
About Conn’s, Inc.
Conn’s is a specialty retailer currently operating 153 retail locations in Alabama, Arizona, Colorado, Florida, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia. The Company’s primary product categories include:
•Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;
•Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;
•Consumer electronics, including LED, OLED, QLED, 4K Ultra HD, and 8K televisions, gaming products, next generation video game consoles and home theater and portable audio equipment; and
•Home office, including computers, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements, including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; the effects of epidemics or pandemics, including the COVID-19 outbreak; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 and other reports filed with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended April 30,
	2021	2020
Revenues:
Total net sales	$291,296	$230,330
Finance charges and other revenues	72,406	86,830
Total revenues	363,702	317,160
Costs and expenses:
Cost of goods sold	184,879	147,014
Selling, general and administrative expense	126,049	113,007
Provision for bad debts	(17,136)	117,326
Charges and credits	—	2,055
Total costs and expenses	293,792	379,402
Operating income (loss)	69,910	(62,242)
Interest expense	9,204	14,993
Loss on extinguishment of debt	1,218	—
Income (loss) before income taxes	59,488	(77,235)
Provision (benefit) for income taxes	14,090	(21,033)
Net income (loss)	$45,398	$(56,202)
Income (loss) per share:
Basic	$1.55	$(1.95)
Diluted	$1.52	$(1.95)
Weighted average common shares outstanding:
Basic	29,324,052	28,822,396
Diluted	29,881,407	28,822,396

CONN’S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended April 30,
	2021	2020
Revenues:
Product sales	$269,211	$207,198
Repair service agreement commissions	19,131	20,101
Service revenues	2,954	3,031
Total net sales	291,296	230,330
Finance charges and other	209	235
Total revenues	291,505	230,565
Costs and expenses:
Cost of goods sold	184,879	147,014
Selling, general and administrative expense	90,893	78,174
Provision for bad debts	18	168
Charges and credits	—	—
Total costs and expenses	275,790	225,356
Operating income	$15,715	$5,209
Retail gross margin	36.5%	36.2%
Selling, general and administrative expense as percent of revenues	31.2%	33.9%
Operating margin	5.4%	2.3%
Store count:
Beginning of period	146	137
Opened	6	2
End of period	152	139

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended April 30,
	2021	2020
Revenues:
Finance charges and other revenues	$72,197	$86,595
Costs and expenses:
Selling, general and administrative expense	35,156	34,833
Provision for bad debts	(17,154)	117,158
Charges and credits	—	2,055
Total costs and expenses	18,002	154,046
Operating income (loss)	54,195	(67,451)
Interest expense	9,204	14,993
Loss on extinguishment of debt	1,218	—
Income (loss) before income taxes	$43,773	$(82,444)
Selling, general and administrative expense as percent of revenues	48.7%	40.2%
Selling, general and administrative expense as percent of average outstanding customer accounts receivable balance (annualized)	12.0%	8.9%
Operating margin	75.1%	(77.9)%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER ACCOUNTS RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	As of April 30,
	2021	2020
Weighted average credit score of outstanding balances (1)	603	587
Average outstanding customer balance	$2,410	$2,676
Balances 60+ days past due as a percentage of total customer portfolio carrying value (2)(3)(4)	9.1%	13.3%
Re-aged balance as a percentage of total customer portfolio carrying value (2)(3)(5)	23.8%	32.3%
Carrying value of account balances re-aged more than six months (in thousands) (3)	$81,033	$115,830
Allowance for bad debts and uncollectible interest as a percentage of total customer accounts receivable portfolio balance	20.4%	26.2%
Percent of total customer accounts receivable portfolio balance represented by no-interest option receivables	24.8%	17.3%

	Three Months Ended April 30,
	2021	2020
Total applications processed	297,906	295,551
Weighted average origination credit score of sales financed (1)	617	609
Percent of total applications approved and utilized	21.8%	22.3%
Average income of credit customer at origination	$48,500	$45,800
Percent of retail sales paid for by:
In-house financing, including down payments received	48.7%	63.3%
Third-party financing	16.8%	17.1%
Third-party lease-to-own option	12.3%	8.5%
	77.8%	88.9%
(1)Credit scores exclude non-scored accounts.
(2)Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.
(3)Carrying value reflects the total customer accounts receivable portfolio balance, net of deferred fees and origination costs, the allowance for no-interest option credit programs and the allowance for uncollectible interest.
(4)Decrease was primarily due to an increase in cash collections and the tightening of underwriting standards that occurred in fiscal year 2021.
(5)Decrease was primarily due to an increase in cash collections, the change in the unilateral re-age policy that occurred in the second quarter of fiscal year 2021 and the tightening of underwriting standards that occurred in fiscal year 2021.

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	April 30, 2021	January 31, 2021

Assets
Current Assets:
Cash and cash equivalents	$6,568	$9,703
Restricted cash	51,647	50,557
Customer accounts receivable, net of allowances	457,215	478,734
Other accounts receivable	50,249	61,716
Inventories	202,900	196,463
Income taxes receivable	34,485	38,059
Prepaid expenses and other current assets	10,948	8,831
Total current assets	814,012	844,063
Long-term portion of customer accounts receivable, net of allowances	404,335	430,749
Property and equipment, net	186,613	190,962
Operating lease right-of-use assets	260,672	265,798
Deferred income taxes	—	9,448
Other assets	16,530	14,064
Total assets	$1,682,162	$1,755,084
Liabilities and Stockholders’ Equity
Current liabilities:
Current finance lease obligations	$898	$934
Accounts payable	64,947	69,367
Accrued expenses	83,276	82,990
Operating lease liability - current	51,102	44,011
Other current liabilities	17,295	14,454
Total current liabilities	217,518	211,756
Operating lease liability - non current	345,544	354,598
Long-term debt and finance lease obligations	492,055	608,635
Other long-term liabilities	23,271	22,940
Total liabilities	1,078,388	1,197,929
Stockholders’ equity	603,774	557,155
Total liabilities and stockholders’ equity	$1,682,162	$1,755,084

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

Basis for presentation of non-GAAP disclosures:

To supplement the Condensed Consolidated Financial Statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also provides the following non-GAAP financial measures: adjusted net income (loss), adjusted net income (loss) per diluted share and net debt as a percentage of the portfolio balance. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results.

ADJUSTED NET INCOME AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

	Three Months Ended April 30,
	2021	2020
Net income (loss), as reported	$45,398	$(56,202)
Adjustments:
Loss on extinguishment of debt (1)	1,218	—
Professional fees (2)	—	2,055
Tax impact of adjustments	(274)	(461)
Net income (loss), as adjusted	$46,342	$(54,608)
Weighted average common shares outstanding - Diluted	29,881,407	28,822,396
Earnings (loss) per share:
As reported	$1.52	$(1.95)
As adjusted	$1.55	$(1.89)
(1)Represents a loss of $1.0 million from retirement of $141.2 million aggregate principal amount of our 7.25% senior notes due 2022 (“Senior Notes”) and a loss of $0.2 million related to the amendment of our Fifth Amended and Restated Loan and Security Agreement.
(2)Represents professional fees associated with non-recurring expenses related to fiscal year 2020.

Net Debt

	April 30,
	2021	2020
Debt, as reported
Current finance lease obligations	$898	$772
Long-term debt and finance lease obligations	492,055	1,172,987
Total debt	492,953	1,173,759
Cash, as reported
Cash and cash equivalents	6,568	287,337
Restricted Cash	51,647	73,455
Total cash	58,215	360,792
Net debt	$434,738	$812,967
Ending portfolio balance, as reported	$1,113,335	$1,499,965
Net debt as a percentage of the portfolio balance	39.0%	54.2%